Exhibit (d)(3)(1)

AMENDMENT to SUB-ADVISORY AGREEMENT

Touchstone Ultra Short Duration Fixed Income Fund

a series of

Touchstone Funds Group Trust

This AMENDMENT is made as of September 1, 2023 to the Sub-Advisory Agreement dated February 20, 2009 (the “Agreement”), as amended, between Touchstone Advisors, Inc. (the “Advisor”) and Fort Washington Investment Advisors, Inc. (the “Sub-Advisor”) relating to the Touchstone Ultra Short Duration Fixed Income Fund, a series of the Touchstone Funds Group Trust (the “Fund”).

1.	Section 3(a) of the Agreement (“Compensation of the Sub-Advisor”) is hereby deleted in its entirety and replaced with the following:

“        a.        As compensation for the services to be rendered and duties undertaken under this Agreement by the Sub-Advisor, the Advisor will pay to the Sub-Advisor a monthly fee equal on an annual basis to XX% of the average of the daily net asset value of the Fund Assets on the first $XX million of average daily net assets of the Fund and XX% on average daily net assets of the Fund over $XX million; without regard to any total expense limitation or other fee waiver applied by the Trust or the Advisor. Such fee shall be computed and accrued daily. If the Sub-Advisor serves in such capacity for less than the whole of any period specified in Section 9 of this Agreement, the compensation to the Sub-Advisor shall be prorated. For purposes of calculating the Sub-Advisor’s fee, the daily value of the Fund Assets shall be computed by the same method as the Trust uses to compute the Fund’s net asset value for purposes of purchases and redemptions of shares.”

2.	All other terms, conditions, provisions and sections of the Agreement shall remain in full force and effect, except as specifically modified by this Amendment.

[Signature page follows]

This Amendment to the Agreement is signed as of the date first set forth above.

TOUCHSTONE ADVISORS, INC.	FORT WASHINGTON INVESTMENT ADVISORS, INC.

BY: /s/ E. Blake Moore, Jr.	BY: /s/ Maribeth S. Rahe
E. Blake Moore, Jr.	Name: Maribeth S. Rahe
President	Title: President & CEO

BY: /s/ Timothy D. Paulin	BY: /s/ Brendan M. White
Timothy D. Paulin	Name: Brendan M. White
Senior Vice President	Title: Sr. Vice President & Co-Chief Investment Officer